Exhibit 1

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

125 West 55th Street	Telephone	+1 212 231 1000

New York, NY10019	Facsimile	+1 212 231 1828

United States	Internet	www.macquarie.com

Media Release

MIMUSA ANNOUNCES INTENT TO ACQUIRE ADDITIONAL SHARES OF MIC

New York, NY – March 8, 2018 Macquarie Infrastructure Management (USA) Inc. (MIMUSA), a subsidiary of Macquarie Group Limited and the Manager of Macquarie Infrastructure Corporation (NYSE:MIC), has notified MIC that it intends to acquire additional MIC shares via open market purchases. Share purchases are subject to receipt of Hart-Scott-Rodino clearance and market conditions. MIMUSA expects to receive clearance on or about April 8, 2018.

MIMUSA currently owns approximately 5.5 million or 6.6% of MIC's shares outstanding. As required by law, MIMUSA will report purchases on Form 4 and Schedule 13D filings with the Securities and Exchange Commission. Accordingly, MIMUSA does not plan to provide any further update to the market.

For further information, please contact:

Melissa McNamara

Corporate Communications

Macquarie Infrastructure Management (USA) Inc.

(212) 231-1667